UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240-14a-12

CAPITAL CITY BANK GROUP, INC.

(Exact name of Registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2013 Annual Meeting

of Shareowners and Proxy Statement

217 North Monroe Street

Tallahassee, Florida 32301

CONTENTS

LETTER TO SHAREOWNERS

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

PROXY STATEMENT

i

LETTER TO SHAREOWNERS

217 North Monroe Street

Tallahassee, Florida 32301

March 7, 2013

Dear Fellow Shareowners:

You are cordially invited to attend the 2013 Annual Meeting of Shareowners at 10:00 a.m., Eastern Time, on Tuesday, April 23, 2013, at the Florida State University Turnbull Conference Center, 555 West Pensacola Street, Tallahassee, Florida 32301.

We are pleased this year to again furnish proxy materials to most of our shareowners over the Internet, as allowed by the U.S. Securities and Exchange Commission (SEC) rules. Most shareowners will not receive paper copies unless you request printed copies of the proxy materials by following the printed instructions contained in the Notice of Internet Availability of Proxy Materials. We believe that this method has expedited our shareowners’ receipt of proxy materials, while also lowering the costs of delivering materials to shareowners and reducing the environmental impact of printing and mailing these materials.

At the meeting, I will give an update on Capital City’s business and plans for the future. Also, we will vote on three Class I nominees for election to the Board of Directors and ask for the ratification of the appointment of our auditors for fiscal year 2013.

Your Board of Directors encourages every shareowner to vote. Your vote is very important. Whether or not you plan to attend the meeting, we hope you will vote as soon as possible. You may vote by telephone, over the Internet, or if you received paper copies of the proxy materials by mail, you can vote by following the instructions on the proxy card. Voting your proxy will ensure your representation at the Annual Meeting. This Proxy Statement and our 2012 Annual Report to Shareowners are also available at www.proxyvote.com.

The meeting will begin at 10:00 a.m. I hope you will come early and join your friends for light refreshments at 9:30 a.m.

Sincerely,

William G. Smith, Jr.

Chairman, President,

and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

BUSINESS

(1)     Vote on three Class I nominees for election to the Board of Directors;

(2)     Ask for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year; and

(3)     Transact other business properly coming before the meeting or any postponement or adjournment of the meeting.

RECORD DATE

Shareowners owning Capital City Bank Group shares at the close of business on March 1, 2013, are entitled to notice of, attend, and vote at the meeting. A list of these shareowners will be available at the Annual Meeting and for 10 days before the Annual Meeting between the hours of 9:00 a.m. and 5:00 p.m., at our principal executive offices at 217 North Monroe Street, Tallahassee, Florida 32301.

TIME

10:00 a.m., Eastern Time, April 23, 2013

PLACE

Florida State University Turnbull Conference Center
555 West Pensacola Street
Tallahassee, Florida 32301

VOTING

Even if you plan to attend the meeting in Tallahassee, Florida, please provide us your voting instructions in one of the following ways as soon as possible:

(1)     Internet - use the Internet address on the Notice of Internet Availability of Proxy Materials or the proxy card;

(2)     Telephone - use the toll-free number on the proxy card, if you received one. You can also find the toll-free number to vote your shares when you access the Internet address on the Notice of Internet Availability of Proxy Materials; or

(3)     Mail - mark, sign, and date the proxy card and return in the enclosed postage-paid envelope. This option is available only to those shareowners who have received a paper copy of a proxy card by mail.

By Order of the Board of Directors

J. Kimbrough Davis
Executive Vice President, Chief Financial Officer, and Corporate Secretary

Tallahassee, Florida
March 7, 2013

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to be Held on April 23, 2013. The Proxy Statement and the Annual Report are available at: www.proxyvote.com.

PROXY STATEMENT – GENERAL INFORMATION

Why am I receiving these proxy materials?

We are providing these proxy materials (“Proxy Materials”) in connection with the solicitation by the Board of Directors (the “Board”) of Capital City Bank Group, Inc., a Florida corporation, of proxies to be voted at our 2013 Annual Meeting of Shareowners and at any adjournments or postponements of this Annual Meeting.

We will hold our 2013 Annual Meeting at 10:00 a.m., Eastern Time, Tuesday, April 23, 2013, at the Florida State University Turnbull Conference Center, 555 West Pensacola Street, Tallahassee, Florida 32301.

We are providing these proxy materials to our shareowners on or about March 7, 2013.

At Capital City, and in this Proxy Statement, we refer to our employees as “associates.” Also in the Proxy Statement, we refer to Capital City as the “Company,” “we,” or “us” and to the 2013 Annual Meeting as the “Annual Meeting.”

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a paper copy of the proxy materials?

This year, we are again pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareowners a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials. All shareowners receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail, if so desired.

Why didn’t I receive a Notice of Internet Availability of Proxy Materials in the mail?

We are providing a Notice of Internet Availability of Proxy Materials by e-mail to those shareowners who have previously elected delivery of the proxy materials electronically. Those shareowners should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

How can I access the proxy materials over the Internet?

Your Notice of Internet Availability of Proxy Materials or proxy card will contain instructions on how to:

▪	View our proxy materials for the Annual Meeting on the Internet at www.proxyvote.com; and
▪	Instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive a Notice of Internet Availability of Proxy Materials by e-mail will remain in effect until you terminate it.

How may I obtain a paper copy of the proxy materials?

Shareowners receiving a Notice of Internet Availability of Proxy Materials will find instructions about how to obtain a paper copy of the proxy materials on their notice.

What is being voted upon?

You are being asked to vote on three Class I nominees for election to the Board of Directors and to ratify our appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013. The proposals to be considered will not create appraisal or dissenters’ rights.

Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement 1

How does the Board recommend that I vote?

Our Board recommends that you vote your shares FOR each of the nominees for election to the Board and FOR the ratification of the appointment of our independent registered public accounting firm.

Could other matters be decided at the Annual Meeting?

We are not aware of any matters to be presented at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting, the holders of the proxies (those persons named on your proxy card) will have the discretion to vote on those matters for you.

Who can vote?

All shareowners of record at the close of business on the record date of March 1, 2013 are entitled to receive these proxy materials. On that date, there were 17,312,770 shares of our common stock outstanding and entitled to vote, and these shares were held of record by approximately 1,691 shareowners.

How much does each share count?

Each share counts as one vote. For the proposals scheduled to be voted upon at the Annual Meeting, withheld votes on directors, abstentions, and shares held by a broker that the broker fails to vote are all counted to determine a quorum, but are not counted for or against the matters being considered; however, pursuant to our Bylaws, if a director nominee in an uncontested election does not receive at least a majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director must tender his or her resignation to the Board, as more particularly described under the heading “Corporate Governance - Director Elections.” There is no cumulative voting.

How many votes are required to have a quorum?

In order for us to conduct the Annual Meeting, a majority of the shares entitled to vote must be present in person or by proxy.

How many votes are required to elect directors and to ratify Ernst & Young’s appointment?

Directors are elected by a plurality of the votes cast. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors who are nominated to be elected at the meeting. At our Annual Meeting, the maximum number of directors to be elected is three. Although our directors are elected by plurality, our Bylaws provide that if a director nominee in an uncontested election does not receive at least a majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director must tender his or her resignation to the Board. Votes withheld have no legal effect.

Ernst & Young’s appointment will be ratified if the affirmative votes cast by the shareowners present, or represented, at the Annual Meeting and entitled to vote on the matter exceed the votes cast in opposition.

What is the difference between holding shares as a shareowner of record and as a beneficial owner?

Many of our shareowners hold their shares through a broker, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

▪	Shareowner of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “shareowner of record.” As the shareowner of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.
▪	Beneficial Owner. If your shares are held in a brokerage account, by a trustee or, by another nominee, you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the shareowner of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

2 Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement

How do I vote my shares in person at the Annual Meeting?

Shares held in your name as the shareowner of record may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the shareowner of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

The vote you cast in person will supersede any previous votes that you submitted, whether by Internet, phone, or mail.

How do I vote my shares in the 401(k) plan?

You may instruct the plan trustee on how to vote your shares in the 401(k) plan by mail, by telephone, or on the Internet as described above, except that, if you vote by mail, the card that you use will be a voting instruction card rather than a proxy card. If you own shares through the 401(k) Plan and you do not vote, the 401(k) Plan trustee will vote the shares in the same proportion as other 401(k) Plan participants vote their 401(k) Plan shares.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as a shareowner of record or through a broker, trustee, or other nominee, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by the Internet or by telephone. For shareowners who received a paper copy of a proxy card by mail, those shareowners may vote by mail. Instructions are on the Notice of Internet Availability of Proxy Materials or the proxy card. The appropriate individuals named in the proxy materials will vote all valid proxies that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

How will my voting instructions be treated?

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the shareowner of record and sign and return a proxy card or vote by telephone or Internet without giving specific voting instructions, then your shares will be voted as recommended by our Board of Directors.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and that nominee has discretion to vote your shares on a particular proposal and you do not give instructions to that nominee on how you want your shares voted, then generally your nominee can vote your shares on certain “routine” matters. At our Annual Meeting, only Proposal No. 2 to ratify the Company’s auditors is considered routine, which means that your broker, trustee, or other nominee can vote your shares on Proposal No. 2 if you do not timely provide instructions to vote your shares.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and that nominee does not have discretion to vote your shares on a particular proposal and you do not give your broker instructions on how to vote your shares, then the votes will be considered broker nonvotes. A “broker nonvote” will be treated as unvoted for purposes of determining approval for the proposal and will have the effect of neither a vote for nor a vote against the proposal.

What is the deadline for voting my shares?

If you hold shares as the shareowner of record, then your vote by proxy must be received before 11:59 p.m., Eastern Time, on April 22, 2013 (the day before the Annual Meeting).

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, please follow the instructions provided by your broker, trustee, or other nominee.

Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement 3

Can I change my vote?

Yes, if you are a shareowner of record, you may revoke your proxy by submitting a later proxy or by written request received by our corporate secretary before the Annual Meeting. You may also revoke your proxy at the Annual Meeting and vote in person. If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you should review the information provided to you by the holder of record that explains how to revoke previously given instructions.

Who pays for soliciting proxies?

Proxies will be solicited from our shareowners by mail or e-mail. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. We may employ a proxy solicitation firm to solicit proxies in connection with the Annual Meeting, and we estimate that the fee payable for such services would be less than $10,000. It is possible that our directors, officers and other employees may make further solicitations personally or by telephone, facsimile, mail, or e-mail. Our directors, officers and other employees will receive no additional compensation for any such further solicitations.

What does it mean if I get more than one Notice of Internet Availability of Proxy Materials or more than one paper copy of the proxy materials?

You will receive a Notice of Internet Availability of Proxy Materials or proxy card for each account you have. Please vote proxies for all accounts to ensure that all your shares are voted.

Where can I find voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and publish preliminary, and if available, final voting results in a current report on Form 8-K filed within four business days of our Annual Meeting.

CORPORATE GOVERNANCE

GOVERNING PRINCIPLES

We are a bank holding company managed by a core group of officers and governed by a Board of Directors. We are committed to maintaining a business atmosphere where only the highest ethical standards and integrity prevail. An unwavering adherence to high ethical standards provides a strong foundation on which our business and reputation can thrive, and is integral to creating and sustaining a successful, high-caliber company.

INDEPENDENT DIRECTORS

Our common stock is listed on the Nasdaq Global Select Market. Nasdaq requires that a majority of our directors be “independent,” as defined by Nasdaq’s rules. Generally, a director does not qualify as an independent director if the director or a member of a director’s immediate family has had in the past three years certain relationships or affiliations with us, our external or internal auditors, or other companies that do business with us. Our Board has affirmatively determined that a majority of our directors are independent directors under the categorical guidelines our Board has adopted, which includes all objective standards of independence set forth in the Nasdaq rules. The categorical independence standards adopted by our Board are posted to the Corporate Governance section of our website, www.ccbg.com. Based on these standards, our Board determined that the following current directors and nominees for director are independent: DuBose Ausley, Allan G. Bense, Frederick Carroll, III, Cader B. Cox, III, J. Everitt Drew, John K. Humphress, Lina S. Knox, and Henry Lewis III.

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted Corporate Governance Guidelines that give effect to the Nasdaq corporate governance listing standards and various other corporate governance matters.

4 Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement

INDEPENDENT DIRECTOR MEETINGS IN EXECUTIVE SESSIONS

Our independent directors have established a policy to meet separately without any Company associates present in regularly scheduled executive sessions at least twice annually, and at such other times as may be deemed appropriate by our independent directors. Any independent director may call an executive session of independent directors at any time; however, the independent directors of the Board generally meet in executive session every time the Board meets. In 2012, the independent directors met in an executive session 10 times.

BOARD LEADERSHIP

The Board has no policy with respect to separation of the positions of Chairman and CEO or with respect to whether the Chairman should be a member of management or a non-associate director, and believes that these are matters that should be discussed and determined by the Board from time to time. When the Chairman of the Board is a member of management or is otherwise not independent, the non-associate directors elect a lead director, which we discuss below. Currently, Mr. Smith serves as our Chairman and CEO. Given the fact that Mr. Smith is tasked with the responsibility of implementing our corporate strategy, we believe he is best suited for leading discussions regarding performance relative to our corporate strategy, and this discussion is a significant portion of our Board meetings.

LEAD DIRECTOR

The independent directors of our Board of Directors annually elect an independent director to serve in a lead capacity. Although annually elected, the lead director is generally expected to serve for more than one year.

Mr. Drew serves as our lead director. The lead director’s duties, which are listed in a Board approved charter, include presiding at all meetings of the Board at which the Chairman is not present, calling meetings of the independent directors, coordinating with the Chairman the planning of meeting agenda items, and serving as an independent point of contact for shareowners wishing to communicate with the Board other than through the Chairman. We have posted all of the lead director duties on the Lead Director Charter section of our website, www.ccbg.com.

RISK MANAGEMENT

The Board believes that risk management is an important component of the Company’s corporate strategy. While we assess specific risks at our committee levels, the Board, as a whole, oversees our risk management process, and discusses and reviews with management major policies with respect to risk assessment and risk management. The Board is regularly informed through committee reports about our risks. In addition, we have an Enterprise Risk Oversight Committee, which reports to the Board at least twice per year. The Enterprise Risk Oversight Committee serves to assist the Board in establishing and monitoring key risks for the Company, and meets at least on a quarterly basis. Finally, the Board believes the combined Chairman and CEO role assists us in our implementation of major policies addressing our risks.

SHAREOWNER COMMUNICATIONS

Our Corporate Governance Guidelines provide for a process by which shareowners may communicate with the Board, a Board committee, the independent directors as a group, or individual directors. Shareowners who wish to communicate with the Board, a Board committee, or any other directors or individual directors may do so by sending written communications addressed to the Board, a Board committee, or such group of directors or individual directors at the address below:

Capital City Bank Group, Inc.

c/o Corporate Secretary

217 North Monroe Street

Tallahassee, Florida 32301

Communications will be compiled by our Corporate Secretary and submitted to the Board, a committee of the Board, or the appropriate group of directors or individual directors, as appropriate, at the next regular meeting of the Board. The Board has requested that the Corporate Secretary submit to the Board all communications received, excluding those items that are not related to board duties and responsibilities, such as: mass mailings, job inquiries, resumes, advertisements, solicitations, and surveys.

Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement 5

CODES OF CONDUCT AND ETHICS

The Board has adopted Codes of Conduct applicable to all directors, officers, and associates, and a Code of Ethics applicable to our Chief Executive Officer and our financial and accounting officers, all of which are available, without charge, upon written request to:

Capital City Bank Group, Inc.

c/o Corporate Secretary

217 North Monroe Street

Tallahassee, Florida 32301

These codes are designed to comply with Nasdaq and U.S. Securities and Exchange Commission requirements. We will disclose any amendments to, or waivers from, the Code of Ethics on our website within four business days of such determination.

BOARD AND COMMITTEE EVALUATIONS

The Corporate Governance and Nominating Committee uses written questionnaires to evaluate the Board as a whole and its committees. The evaluation process occurs annually. Directors submit completed questionnaires to the Chair of the Corporate Governance and Nominating Committee, who summarizes the results without attribution. The full Board discusses the summary of the Board evaluation, and each committee discusses the summary of its own evaluation.

DIRECTOR NOMINATING PROCESS

The Corporate Governance and Nominating Committee annually reviews and makes recommendations to the full Board regarding the composition and size of the Board so that the Board consists of members with the proper expertise, skills, attributes, and personal and professional backgrounds needed by the Board, consistent with applicable Nasdaq and regulatory requirements.

The Corporate Governance and Nominating Committee believes that all directors, including nominees, should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of our shareowners. The Corporate Governance and Nominating Committee will consider criteria including the nominee’s current or recent experience as a senior executive officer, whether the nominee is independent, as that term is defined in Rule 5605(a)(2) of the Nasdaq listing standards, the business experience currently desired on the Board, geography, the nominee’s banking industry experience, and the nominee’s general ability to enhance the overall composition of the Board. The Corporate Governance and Nominating Committee does not have a formal policy on diversity; however, the Board and the Corporate Governance and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints.

Our Corporate Governance and Nominating Committee will identify nominees for directors primarily based upon suggestions from shareowners, current directors, and executives. The Chair of the Corporate Governance and Nominating Committee and at least one other member of the Corporate Governance and Nominating Committee will interview director candidates. The full Board will formally nominate candidates for director to be included in the slate of directors presented for shareowner vote based upon the recommendations of the Corporate Governance and Nominating Committee following this process.

DIRECTOR SERVICE ON OTHER BOARDS

To ensure that our directors can provide sufficient time and attention to the Company, our directors may not serve on more than three other boards of directors of public companies in addition to our Board.

6 Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement

SUCCESSION PLANNING

The Board plans for succession to the position of Chief Executive Officer as well as certain other senior management positions. To assist the Board, William G. Smith, Jr., our Chairman, President, and CEO, annually provides the Board with an assessment of senior managers and of their potential to succeed him. He also provides the Board with an assessment of persons considered potential successors to certain senior management positions. The Corporate Governance and Nominating Committee and our independent directors in an executive session annually review this updated assessment. In addition, the Board interviews members of senior management who are potential successors to our executive management.

CHANGE IN DIRECTOR OCCUPATION

A director whose principal occupation or business association changes substantially during the director’s tenure must tender a resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will recommend to the Board the action, if any, to be taken with respect to the resignation.

DIRECTOR ELECTIONS

Our Bylaws provide that in an uncontested election, if a nominee for director does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, then the director will promptly tender his or her resignation to the Board. The Corporate Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation and publicly disclose its decision and the rationale behind the decision within 90 days from the date of the certification of the election results. If a director’s resignation is not accepted by the Board, then such director will continue to serve until the next annual meeting for the year in which his or her term expires and until his or her successor is duly elected, or his or her earlier resignation or removal. If a nominee’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill any remaining vacancy or decrease the size of the Board. To be eligible to be a nominee for election or reelection as our director, a person must deliver to our Corporate Secretary a written agreement that such person will abide by these requirements.

BOARD AND COMMITTEE MEMBERSHIP

BOARD OF DIRECTORS

Our Board of Directors oversees our business, property, and affairs pursuant to the Florida Business Corporation Act and our Articles of Incorporation and Bylaws. Members of our Board are kept informed of our business through discussions with our senior management team, by reviewing materials provided to them, and by participating in Board and Committee meetings.

Our Board met 11 times in 2012. All of our directors attended at least 75 percent of the total aggregate number of Board and Committee meetings on which they served.

We expect all directors to attend our Annual Meeting. All directors, who were directors at the time of our Annual Meeting in 2012, attended the 2012 Annual Meeting.

COMMITTEES OF THE BOARD

In 2012, our Board of Directors had three standing committees: Audit, Compensation, and Corporate Governance and Nominating. The Board has adopted written charters for each of its standing committees. The Audit, Compensation, and Corporate Governance and Nominating Committee charters are published on the Corporate Governance section of our website at www.ccbg.com. The Board has determined that all members of the Audit, Compensation, and Corporate Governance and Nominating Committees are “independent” as that term is defined under applicable Nasdaq and Securities and Exchange Commission rules. As of March 1, 2013, the committee composition was as follows:

Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement 7

Name	Audit	Compensation	Governance/ Nominating
DuBose Ausley		X	X
Frederick Carroll, III*	Chair
Cader B. Cox, III		Chair	X
J. Everitt Drew*	X	X
John K. Humphress*	X		Chair
Lina S. Knox			X
Henry Lewis III			X
*	Qualifies as an audit committee financial expert

 Audit Committee

The Audit Committee met 16 times in 2012. Our Board has determined that Frederick Carroll, III, Chairman of the Audit Committee, John K. Humphress, and J. Everitt Drew are each an “audit committee financial expert” as defined by the Securities and Exchange Commission.

Management has the primary responsibility for our financial statements and reporting process, including the systems of internal controls and reporting. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with U.S. generally accepted auditing standards, issuing a report thereon, and annually opining on the effectiveness of our internal control over financial reporting. The Audit Committee monitors the integrity of our financial reporting process, system of internal controls, and the independence and performance of our independent and internal auditors.

In addition, the Audit Committee: (a) monitors and reviews our compliance with Section 112 of the Federal Deposit Insurance Corporation Improvement Act of 1991 and reviews regulatory reports; (b) reviews independent auditors’ report on our financial statements, significant changes in accounting principles and practices, significant proposed adjustments, and any unresolved disagreements with management concerning accounting or disclosure matters; and (c) recommends independent auditors and reviews their independence and qualifications, services, fees, and the scope and timing of audits.

Compensation Committee

The Compensation Committee met five times in 2012. The Compensation Committee: (a) reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the performance of the Chief Executive Officer in light of those goals and objectives, and sets the Chief Executive Officer’s base salary, short-term incentive compensation, and long-term incentive compensation based on this evaluation; (b) reviews and approves base salary, short-term incentive compensation, and long-term incentive compensation of our executive officers; (c) reviews the compensation of our senior management team other than our executive officers; (d) reviews incentive compensation arrangements to assess relationship with risk management policies and practices; (e) reviews and approves benefits, including retirement benefits and perquisites of our executive officers; (f) reviews and approves employment agreements, severance agreements, and change-in-control agreements for executive officers; (g) evaluates and recommends the appropriate level of director compensation, including compensation for service as a member or chair of a Board committee; and (h) establishes and reviews stock ownership guidelines for directors and executive officers.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee met four times in 2012. The Corporate Governance and Nominating Committee: (a) develops and reviews background information for candidates for the Board of Directors, including candidates recommended by shareowners, and makes recommendations to the Board of Directors about these candidates; (b) evaluates the performance of current Board members proposed for reelection; (c) recommends to the Board for approval a slate of nominees for election to the Board; (d) develops plans for our managerial succession; (e) develops, implements, and monitors policies and practices relating to corporate governance; (f) coordinates director orientation and appropriate continuing education programs for directors; (g) oversees the annual self-assessment of the Board and Board Committees; and (h) reviews all shareowner proposals.

8 Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement

DIRECTOR COMPENSATION

Compensation elements

We currently have seven non-associate directors who qualify for compensation for Board service. The elements of compensation include:

Cash Compensation

Basic Annual Retainer. The basic annual retainer is $12,000. There has been no change since 2006.

Audit Committee. Members of the Audit Committee receive an annual fee of $7,000 and the chairman of the Audit Committee receives an annual chairman’s fee of $7,000. There has been no change since 2011.

Compensation Committee. Members of the Compensation Committee receive an annual fee of $4,000 and the chairman of the Compensation Committee receives an annual chairman’s fee of $4,000. There has been no change since 2006.

Corporate Governance and Nominating Committee. Members of the Corporate Governance and Nominating Committee receive an annual fee of $3,000 and the chairman of the Corporate Governance and Nominating Committee receives an annual chairman’s fee of $3,000. There has been no change since 2011.

Lead Outside Director Annual Fee. The Lead Outside Director receives an annual fee of $4,000. There has been no change since 2011.

Board Meeting Fees. Directors receive $750 for each board meeting attended. There has been no change since 2006.

Equity Compensation

Quarterly Stock Grant. As part of annual director compensation, each director earns 100 shares of our common stock per quarter. The stock is issued under the terms of the 2011 Associate Incentive Plan.

Director Stock Purchase Plan. Directors are also permitted to purchase shares of common stock at a 10% discount from fair market value under the 2011 Director Stock Purchase Plan. This Plan has 150,000 shares of common stock authorized for issuance. During 2012, 25,864 shares were purchased. As of December 31, 2012, there were 113,643 shares of common stock available for issuance. Purchases under this plan were not permitted to exceed the annual retainer and meeting fees received. Our shareowners adopted the Director Stock Purchase Plan at our 2011 Annual Meeting.

Perquisites and Other Personal Benefits

We provide directors with perquisites and other personal benefits that we believe are reasonable, competitive and consistent with our overall director compensation program. The value of the perquisites for each director in the aggregate is less than $10,000.

Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement 9

Director Compensation Table

The following table sets forth a summary of the compensation we paid to our directors, other than directors who are also executive officers, in 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2)($)	Total ($)
DuBose Ausley	$28,750	$3,437	$0	$32,284
Frederick Carroll, III	35,750	3,437	0	39,712
Cader B. Cox, III	32,750	3,437	2,500	39,212
J. Everitt Drew	36,750	3,437	0	40,284
John K. Humphress	34,750	3,437	0	38,284
Lina S. Knox	24,750	3,437	0	28,284
Henry Lewis III	27,750	3,437	0	31,962
(1)	We pay each non-associate director an annual stock grant of 400 shares of our common stock, issued under our 2011 Associate Incentive Plan. The shares are issued quarterly in equal installments. The fair value at the time of each grant was $7.87, $6.72, $8.94, and $10.84. The column represents the fair value of the award as calculated in accordance with U.S. generally accepted accounting principles.
(2)	The amounts in this column represent director fees paid to the director for serving as director for certain subsidiaries of ours.

Stock Ownership Expectations

We maintain stock ownership guidelines for all independent directors. Under our current guidelines, all independent directors are expected to own our common stock equal in value to 10 times their annual director compensation at the time they were elected. Directors have 10 years from the date they are first appointed or elected to our Board to meet the stock ownership requirement. The Compensation Committee has determined that as of December 31, 2012, all directors have met our share ownership expectations or are on track to meet the ownership expectations within the stated time period of 10 years from date of appointment or election.

PROPOSAL NO. 1 – NOMINEES FOR ELECTION AS DIRECTORS

ELECTION OF DIRECTORS

The Board is divided into three classes, designated Class I, Class II, and Class III. The directors in each class are elected for terms of three years or until their successors are duly qualified and elected. At the Annual Meeting, the shareowners will elect three Class I directors. The Board proposes the following three nominees for election as directors at the Annual Meeting. Each of the nominees is currently serving as a member of the Board except for Mr. Bense. Mr. Bense was approved as a nominee by the Corporate Governance and Nominating Committee after being recommended by our chief executive officer and one of our independent directors. There was no arrangement or understanding with Mr. Bense to which he was selected as a nominee. The individuals named on the enclosed proxy card will vote, unless instructed otherwise, each properly delivered proxy for the election of the following nominees as directors.

If a nominee is unable to serve, the shares represented by all valid proxies that have not been revoked will be voted for the election of a substitute as the Board may recommend, or the Board may by resolution reduce the size of the Board to eliminate the resulting vacancy. At this time, the Board knows of no reason why any nominee might be unable to serve.

If the three director nominees are elected, the Board will have no vacancies. Brokers do not have discretion to vote on this proposal without your instructions. If you do not instruct your broker how to vote on this proposal, your broker will deliver a nonvote on this proposal.

10 Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement

Majority Vote Standard for Election of Directors

Our Bylaws require that each director be elected by a plurality of votes cast with respect to such director in uncontested elections. Our Bylaws, however, also provide that in an uncontested election, if a nominee for director does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director will promptly tender his or her resignation to the Board. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Whether an election is contested or not is determined as of a date that is the day immediately preceding the date we first mail our notice of meeting for such meeting to the shareowners; this year’s election was determined to be an uncontested election, and the majority vote standard will apply.

Director Qualifications

The following paragraphs provide information as of the date of this Proxy Statement about each nominee and each incumbent director not up for re-election in the categories of: age, positions held, principal occupation and business experience for the past five years, and names of other publicly-held companies for which he or she serves as a director or has served as a director during the past five years. While the following paragraphs note certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole, we also believe that all of our nominees and incumbent directors not up for re-election have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated strong leadership skills, business acumen and an ability to exercise sound judgment, as well as a commitment of service to our shareowners.

Mandatory Retirement Policy

The mandatory retirement age (age 72) is required under the Company’s Corporate Governance Guidelines. It was the Board’s judgment that Mr. Ausley, who has provided the Board with invaluable services, be proposed as a director nominee in 2012 notwithstanding this policy.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2016

ALLAN G. BENSE

Mr. Bense, 61, is currently President and CEO of Bense Enterprises, Inc., which is affiliated with companies that have interests in road building, general construction, mechanical contracting, insurance, golf courses, and farming since the early 1980s. He served as Speaker of the Florida House of Representatives from 2004 to 2006. Mr. Bense is the current chairman of the Florida State University Board of Trustees. He is also Chairman of the Board of the James Madison Institute, Chairman of the Bay Economic Alliance, serves on the Florida Council of 100, and is a Director of Gulf Power Company (NYSE:GUL). We believe Mr. Bense’s qualifications to sit on our Board include his executive leadership and management experience and his operational and financial expertise gained from the successful operation of his own business.

CADER B. COX, III

Mr. Cox, 63, has been a director since 1994. From 1976 to 2006, he served as President, and since 2006, he has served as CEO of Riverview Plantation, Inc., a resort and agricultural company located in Georgia. He is extensively involved in the community, including serving as a partner for The University of Georgia Research Foundation Board, Partner of Camilla Retirement Center, trustee of AgriTrust, Board member of University of Georgia Real Estate Foundation Board, and Board member of the Georgia Forestry Association Board. We believe Mr. Cox’s qualifications to sit on our Board include his operational and financial expertise gained from the successful operation of his own business, as well as his executive leadership and management experience.

Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement 11

WILLIAM G. SMITH, JR.

Mr. Smith, 59, has been a director since 1982. He currently serves as our Chairman, President, and Chief Executive Officer. He was elected Chairman in 2003 and has been President and Chief Executive Officer since 1995. Mr. Smith also serves as Chairman of Capital City Bank, a position he has held since 1995. In addition, Mr. Smith has served as a director of Southern Company since February 2006. Mr. Smith is the first cousin of Mrs. Knox. We believe Mr. Smith’s qualifications to sit on our Board include his over three decades of banking experience, including over 18 years as our President and Chief Executive Officer.

The Board of Directors unanimously recommends a vote “FOR” the nominees.

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Continuing Class II Directors (term expiring in 2014)

THOMAS A. BARRON

Mr. Barron, 60, has been a director since 1982. He is our Treasurer and was appointed President of Capital City Bank in 1995. We believe Mr. Barron’s qualifications to sit on our Board include his over three decades of banking experience, including over 18 years as the President of Capital City Bank.

J. EVERITT DREW

Mr. Drew, 57, has been a director since 2003. From 2000 to 2007, he was President of St. Joe Land Company where his duties included overseeing the sale and development efforts of several thousand acres of St. Joe property in northwest Florida and southwest Georgia. Since 2007, Mr. Drew has been President of SouthGroup Equities, Inc., a private real estate investment and development company. We believe Mr. Drew’s qualifications to sit on our Board include his experience as President of St. Joe’s Land Company, which at the time was the largest landowner in Florida as well as his operational and financial expertise gained from the successful operation of his own business.

LINA S. KNOX

Mrs. Knox, 68, has been a director since 1998. Mrs. Knox has been retired since 1992. A former history teacher at a private college preparatory school in Tallahassee, Mrs. Knox has served on a variety of boards as a civic leader. She has previously served on the board of directors of Alfred B. Maclay School; Goodwood Museum and Gardens and the YMCA. She also served on the vestry of St. Johns Episcopal Church in Tallahassee, Florida. Mrs. Knox is the first cousin of Mr. Smith. There is no arrangement or understanding between Mrs. Knox and Mr. Smith to which she was or is to be selected as a director or nominee. We believe Mrs. Knox’s qualifications to sit on our Board include her extensive historical involvement in the Tallahassee community, including her perspective as a community volunteer and civic leader and someone who is involved day to day with issues as they affect our communities. Mrs. Knox’s knowledge of the Tallahassee community is critical to our success in providing community banking services to Tallahassee, our largest market.

12 Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement

Continuing Class III Directors (term expiring in 2015)

DuBOSE AUSLEY

Mr. Ausley, 75, has been a director since 1982, and was our Chairman from 1982 until 2003. He is employed by the law firm of Ausley & McMullen and was Chairman of this firm and its predecessor for more than 20 years until 2002. Since 1992, he has served as a director of TECO Energy, Inc. In addition, Mr. Ausley has served as a director of Huron Consulting Group, Inc. since 2004 and a director of Blue Cross and Blue Shield of Florida, Inc. from 1982 to 2008, and continues to serve as a director of Capital Health Plan, an affiliate of Blue Cross and Blue Shield of Florida, Inc. Mr. Ausley has practiced law in Florida since 1963. We believe Mr. Ausley’s qualifications to sit on our Board include his more than 20 years’ experience as an officer of Capital City Bank and CCBG, his extensive knowledge of banking law and regulation, and his extensive experience on other public company boards.

FREDERICK CARROLL, III

Mr. Carroll, 62, has been a director since 2003. Since 1990, he has been the Managing Partner of Carroll and Company, CPAs, an accounting firm specializing in tax and audit based in Tallahassee, Florida. Mr. Carroll has practiced as a CPA since 1977. Mr. Carroll has a master’s degree in accounting. We believe Mr. Carroll’s qualifications to sit on our Board include his long and varied business career, including his extensive accounting experience.

JOHN K. HUMPHRESS

Mr. Humphress, 64, has been a director since 1994. Since 1973, he has been a shareholder of a public accounting firm, Wadsworth, Humphress, Hollar, & Konrad, P.A. (and its predecessors). We believe Mr. Humphress’s qualifications to sit on our Board include his long and diversified business career, including his extensive accounting experience.

HENRY LEWIS III

Dr. Lewis, 63, has been a director since 2003. Dr. Lewis is currently Professor of Science at Florida Memorial University. From January 2011 through November 2012, he was the President of Florida Memorial University. Previously, he was Professor and Dean of the College of Pharmacy and Pharmaceutical Sciences at Florida A&M University from 1994 until January 2011. He also served as Interim President of Florida A&M in 2002. Prior to Dr. Lewis’s appointment to these positions, he served as Dean of the College of Pharmacy and Health Sciences at Texas Southern University from 1990 to 1994. He sits on the Board of Regents of the National Library of Medicine, Board of Trustees of the Greater Miami Chamber of Commerce, Board of Directors of the Miami-Dade Chamber of Commerce, and Board of Directors of the Beacon Council. We believe Dr. Lewis’s qualifications to sit on our Board include his experience leading organizations, and his strong skills in government relations and strategic planning.

Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement 13

NONDIRECTOR EXECUTIVE OFFICER

J. KIMBROUGH DAVIS

Mr. Davis, 59, was appointed our Executive Vice President and Chief Financial Officer in 1997. He served as Senior Vice President and Chief Financial Officer from 1991 to 1997. In 1998, he was appointed Executive Vice President and Chief Financial Officer of Capital City Bank.

SHARE OWNERSHIP

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers, and parties owning beneficially more than 10% of our common stock, to file reports with the U.S. Securities and Exchange Commission to reflect their interests in our common stock. Copies of these reports must be furnished to us.

The following directors and executive officers filed late reports during the fiscal year ended December 31, 2012: Messrs. Ausley, Carroll, Drew, Humphress, Lewis and Mrs. Knox – two reports for two transactions each; Messrs. Barron and Cox – one report for one transaction each. These reports were untimely filed due to administrative oversights.

SHARE OWNERSHIP TABLE

The following table sets forth information, as of February 14, 2013 (the most recent practicable date), with respect to the number of shares of our common stock beneficially owned by our directors, executive officers named in the Summary Compensation Table, and all executive officers and directors as a group. The following table also provides information with respect to each person known by us to beneficially own more than 5% of our common stock. As of February 14, 2013, there were 17,312,755 shares of our common stock outstanding.

Name	Shares Beneficially Owned(1)		Percentage of Outstanding Shares Owned(2)
DuBose Ausley	502,307	(3)	2.90%
Thomas A. Barron	212,767	(4)	1.23%
Allan G. Bense	300	(5)	*
Frederick Carroll, III	20,809		*
Cader B. Cox, III	52,753	(6)	*
J. Kimbrough Davis	76,072	(7)	*
J. Everitt Drew	26,049	(8)	*
John K. Humphress	91,390	(9)	*
Lina S. Knox (11)	70,963	(10)	*
Henry Lewis III	18,332		*
Robert H. Smith (11) Post Office Box 30935, Sea Island, Georgia 31561	3,492,095	(12)	20.17%
William G. Smith, Jr. (11) Post Office Box 11248, Tallahassee, Florida 32302	3,768,768	(13)	21.69%
2S Partnership 217 North Monroe Street, Tallahassee, Florida 32301	1,049,361	(14)	6.06%
All Directors and Executive Officers as a Group (10 Persons)	4,840,210		27.86%

14 Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement

(1)	For purposes of this table, a person is deemed to be the beneficial owner of any shares of common stock if he or she has or shares voting or investment power with respect to the shares or has a right to acquire beneficial ownership at any time within 60 days from the record date. “Voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.
(2)	An asterisk in this column means that the respective director or executive officer is the beneficial owner of less than 1% of our common stock.
(3)	Includes (i) 190,283 shares held in trust under which Mr. Ausley serves as trustee and has sole voting and investment power; and (ii) 12,500 shares owned by Mr. Ausley’s wife, of which he disclaims beneficial ownership. Of the shares of common stock beneficially owned by Mr. Ausley, 125,000 shares are pledged as security.
(4)	Includes (i) 28,437 shares held in trusts under which Mr. Barron serves as trustee; (ii) 716 shares held by a trust for which Mr. Barron is the sole trustee and a beneficiary; and (iii) 28,906 shares owned by Mr. Barron’s wife, of which he disclaims beneficial ownership. Of the shares of our common stock beneficially owned by Mr. Barron, 184,406 shares are pledged as security.
(5)	Includes 300 shares held by the Bense Family Foundation, Inc., which Mr. Bense, as director of the foundation, shares voting and investment power.
(6)	Includes 10,500 shares owned by Mr. Cox’s wife, of which he disclaims beneficial ownership.
(7)	Includes (i) 1,339 shares in accounts for his children for which Mr. Davis and his wife act as custodian; (ii) 31,186 shares owned jointly by Mr. Davis and his wife; and (iii) 6,601 shares owned by Mr. Davis’s wife, directly and through an Individual Retirement Account of which he disclaims beneficial ownership.
(8)	Includes (i) 24,925 shares owned jointly by Mr. Drew and his wife; and (ii) 1,124 shares in accounts for his children for which Mr. Drew is custodian.
(9)	Includes 45,445 shares held by the Humphress Family Trust of which Mr. Humphress is a trustee.
(10)	Includes 23,000 shares held by the Dean Eugene Knox Lifetime QTIP Trust.
(11)	Robert H. Smith and William G. Smith, Jr. are brothers, and Lina S. Knox is their first cousin.
(12)	Includes (i) 100,663 shares owned by his children for which Mr. Smith has a power of attorney and may be deemed to be the beneficial owner; (ii) 338,291 shares held in certain trusts under which Mr. Smith shares voting and investment power as a co-trustee; and (iii) 1,049,361 shares held by the 2S Partnership under which Mr. Smith shares voting and investment power. Of the shares beneficially owned by Robert H. Smith, 1,387,652 shares are also beneficially owned by William G. Smith, Jr.
(13)	Includes (i) 338,291 shares held in certain trusts under which Mr. Smith shares voting and investment power as a co-trustee; (ii) 1,049,361 shares held by the 2S Partnership under which Mr. Smith shares voting and investment power; (iii) 60,251 shares owned by Mr. Smith’s wife, of which he disclaims beneficial ownership; and (iv) 60,384 shares that may be acquired pursuant to nonvoting stock options that are or will become exercisable within 60 days. Of the shares beneficially owned by William G. Smith, Jr., 1,387,652 shares are also beneficially owned by Robert H. Smith. Of the shares of our common stock beneficially owned by Mr. Smith, 1,197,212 shares are pledged as security, including 1,043,082 shares of the 1,049,361 shares held by 2S Partnership.
(14)	Of the 1,049,361 shares held by 2S Partnership, all are also beneficially owned by Robert H. Smith and William G. Smith, Jr.

EXECUTIVE OFFICERS AND TRANSACTIONS WITH RELATED PERSONS

EXECUTIVE OFFICERS

Executive officers are elected annually by the Board at its meeting following the annual meeting of shareowners to serve for a one-year term and until their successors are elected and qualified. Thomas A. Barron and William G. Smith, Jr. serve as directors and executive officers and J. Kimbrough Davis is an executive officer. For information pertaining to the business experience and other positions held by these individuals, see “NOMINEES FOR ELECTION AS DIRECTORS” and “CONTINUING DIRECTORS AND EXECUTIVE OFFICERS.”

PROCEDURES FOR REVIEW, APPROVAL, OR RATIFICATION OF RELATED PERSON TRANSACTIONS

We recognize that related person transactions may raise questions among our shareowners as to whether the transactions are consistent with our best interests and our shareowners’ best interests. We generally do not enter into or ratify a related person transaction unless our Board, acting through the Audit Committee or otherwise, determines that the related person transaction is in, or is not inconsistent with, our best interests and our shareowners’ best interests. We have adopted a written Related Person Transaction Policy.

Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement 15

For the purpose of our procedures, a “related person transaction” is a transaction in which we participate and in which any related person has a direct or indirect material interest, other than (a) transactions available to all associates or clients generally, (b) transactions involving less than $120,000 when aggregated with all similar transactions, (c) loans made by Capital City Bank in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and not involving more than the normal risk of collectability or presenting other unfavorable features, or (d) employment arrangements with executive officers that are reviewed and approved by the Compensation Committee.

Under our procedures, each director, executive officer, and nominee for director submits to our designated compliance officer, to the best of his or her knowledge, the following information: (a) a list of his or her immediate family members; (b) for each person listed and the director, executive officer, or nominee for director, each firm, corporation or other entity in which such person is an executive officer, a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and (c) for each person listed and the director, executive officer, or nominee for director, each charitable or nonprofit organization for which the person actively serves as a director or trustee. We call this list our Related Parties Master List.

On an ongoing basis, and to the best of their knowledge, directors and executive officers are expected to notify our designated compliance officer of any updates to the Related Parties Master List, changes regarding their employment, and relationships with charitable organizations. On an annual basis, our designated compliance officer re-circulates the most current information to the directors and executive officers for review and re-verification of the information. Each director and executive officer must either (a) update the list to reflect changes in family, changes in employment, and the addition of new parent companies, subsidiaries and sibling companies, or (b) confirm in writing that no changes have occurred.

We use our best efforts to follow similar procedures with each shareowner who owns more than 5% of our common stock.

Our designated compliance officer distributes the Related Parties Master List (and the periodic updates thereof) to (a) each senior manager who oversees our purchasing decisions and (b) the Chief Financial Officer and Chief Executive Officer for use in monitoring of corporate transactions. In addition, our designated compliance officer distributes the portion of the Related Parties Master List containing the names of immediate family members of directors, executive officers and nominees for director to the Chief People Officer and the portion of the Related Parties Master List containing the names of related charitable and nonprofit organizations to the Capital City Bank Group, Inc. Foundation President. The recipients of the Related Parties Master List use the compiled information to implement the review and approval requirements of this policy.

We use our best efforts to have our Audit Committee pre-approve all related person transactions. In the event a related person transaction was not pre-approved by the Audit Committee, the transaction is immediately submitted for the Audit Committee’s review for ratification or attempted rescission.

In addition to the policy described above, we circulate a questionnaire each quarter to our directors and executive officers, in which each respondent is required to disclose, to the best of their knowledge, all related person transactions that occurred in the previous quarter.

TRANSACTIONS WITH RELATED PERSONS

For the year ended December 31, 2012, we have not identified any transactions or series of similar transactions for which we are a party in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than as follows:

Capital City Bank’s Apalachee Parkway Office is located on land leased from the Smith Interests General Partnership L.L.P. (“SIGP”) in which William G. Smith, Jr., Chairman of the Board, President, and Chief Executive Officer, Robert H. Smith, a Vice President and owner of more than 10% of our common stock, and Lina S. Knox, a director, are partners. Each of William G. Smith, Jr. and Robert H. Smith own approximately 32% of SIGP interests. Mrs. Knox owns approximately 14% of the SIGP interests. Under a lease agreement expiring in 2024, Capital City Bank makes monthly lease payments to SIGP. Lease payments are adjusted periodically for inflation. Actual lease payments made by Capital City Bank to SIGP in 2012 amounted to $136,212. The terms of this lease are comparable to the terms we would have received if we had leased the property from a third party.

16 Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE PROCESS AND PROCEDURES

Scope of Authority

The Compensation Committee has strategic and administrative responsibility for a broad range of issues, including reviewing, authorizing, and approving compensation to be paid to our executive officers, directors, and our senior management team. The Corporate Governance and Nominating Committee recommends to the Board, and the Board appoints, each member of the Compensation Committee. The Corporate Governance and Nominating Committee has evaluated, and the Board has determined, that each member of the Compensation Committee is an independent director.

The Compensation Committee’s policy is to review executive compensation, including incentive goals, at least annually. The Compensation Committee also periodically reviews benefits and perquisites, reviews and provides oversight of our compensation philosophy, serves as the administrative committee for our equity-based plans, and reviews stock ownership guidelines for our executive officers and directors.

Delegation of Authority

The Compensation Committee’s charter permits the delegation of its authority to our Chief People Officer to administer compensation and benefits programs. In 2012, the Compensation Committee delegated the administration of all associate compensation, benefit and welfare plans to Bethany H. Corum, our Executive Vice President and Chief People Officer.

None of the members of the Compensation Committee is an executive officer of a public company of which one of our executive officers is a director.

Independent Consultants

In carrying out its responsibilities, the Compensation Committee evaluates the information and recommendations put forth by management and its independent advisors in making its decisions regarding executive compensation. The Compensation Committee’s decisions are made with the objective of providing fair, equitable and performance-based compensation to executives in a manner that is affordable and cost effective for our shareowners. In 2012, the Compensation Committee engaged Blanchard Consulting Group to provide compensation comparison profiles for members of the senior management team. Blanchard Consulting Group did not provide any services directly to the Company or any of our affiliates and worked with the Company’s management only on matters for which the Compensation Committee is responsible. The Compensation Committee has assessed the independence of Blanchard Consulting Group pursuant to SEC rules and concluded that no conflicts of interest existed that would have prevented Blanchard Consulting Group from serving as an independent consultant to the Compensation Committee.

Management’s Role

The Compensation Committee sets compensation for the Chief Executive Officer based on data provided by the Chief People Officer. In addition, the Compensation Committee reviews and approves the Chief Executive Officer’s recommendations for other executive officers’ compensation. In making these decisions, the Compensation Committee relies on information and recommendations provided by the Chief Executive Officer and Chief People Officer. The key roles played by management in assisting the Compensation Committee to determine compensation levels for our named executive officers are as follows:

▪	Develop performance measures: Identify appropriate performance measures and recommend performance targets that are used to determine annual and long-term awards.

Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement 17

▪	Compile benchmark data: Management participates in compensation surveys through reputable third-party firms which are used to gather data on base salary, annual cash and long-term performance awards. In reviewing and setting 2012 senior management compensation, we used custom compensation profiles created by an independent consultant engaged by the Compensation Committee in 2012. For executive officers, we used peer group data published by SNL Financial. The Chief People Officer also provides historical compensation data for each position reviewed by the Compensation Committee.
▪	Develop compensation guidelines: Using the benchmark survey data and publicly disclosed compensation information as the foundation, management develops compensation guidelines for each executive position, such as targeting base salaries for our senior executives at the 50th percentile of our selected peer group and total direct compensation (salary, cash and equity compensation) at the 75th percentile. These guidelines are provided to the CEO as the basis for his recommendations regarding individual compensation actions. In addition, executives are briefed on the guidelines.

The key members of management involved in the executive compensation process were Mr. Smith and Mrs. Corum. Mr. Smith has no involvement in setting his own compensation and was not present during the Compensation Committee’s deliberations regarding his own compensation. Mrs. Corum attends all meetings of the Compensation Committee to provide information to the Compensation Committee members and to take minutes of the meetings. At times, the Compensation Committee conducts executive sessions. Mrs. Corum is excused from all executive sessions and the Chairman of the Committee communicates any decisions for inclusion in the minutes. Management (other than Mr. Smith and Mr. Barron solely in their roles as directors approving the Compensation Committee’s recommendations) had no role in setting compensation for the non-associate directors.

COMPENSATION RISK MANAGEMENT

The Compensation Committee has assessed our compensation design, policies and practices to determine whether any risks arising from our compensation design, policies and practices are reasonably likely to have a material adverse effect on us. The compensation Committee has determined that our compensation policies and practices do not create such risks. In making that determination, the Compensation Committee considered various features of our compensation policies and practices that discourage excessive risk taking, including but not limited to the following:

▪	Development of thoughtful compensation philosophy and selection of appropriate peer group and other market comparability data;
▪	Effective balance in the design of our compensation programs, including: (i) cash and equity pay mix, (ii) short- and longer-term performance focus, (iii) Company, division and individual performance focus and measurement, and (iv) financial and nonfinancial performance measurement together with top management and board discretion to manage pay appropriately; and
▪	Stock ownership guidelines and independent Compensation Committee oversight of our compensation policies and practices.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Compensation and Benefits Strategy. Our compensation strategy provides broad guidance on senior management compensation and more specifically on the compensation of the named executive officers. Our compensation objectives are to provide compensation programs that:

▪	Align compensation with shareowner value;
▪	Provide a direct and transparent link between the performance of the Company and pay for the CEO and senior management;

18 Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement

▪	Make wise use of our equity resources to ensure compatibility between senior management and shareowner interests;
▪	Align the interests through performance-based incentive plans of our executive officers with that of shareowners; and
▪	Award total compensation that is both reasonable and effective in attracting, motivating and retaining key associates.

We believe that accomplishing corporate goals is essential for our continued success and sustained financial performance. Therefore, we believe that executive officer compensation should be largely at-risk and performance based. Specific targets and weightings used for establishing short-term and long-term performance goals are subject to change at the beginning of each measurement period, and are influenced by the Board’s desire to emphasize performance in certain areas. Each year, the Compensation Committee reviews and approves all executive officer performance-based goals.

The compensation and benefits programs for our executives are designed with the goal of providing compensation that is fair, reasonable and competitive. The programs are intended to help us recruit and retain qualified executives, and provide rewards that are linked to performance while also aligning the interests of executives with those of our shareowners.

Compensation Committee Activity in 2012. The Compensation Committee met five times in 2012, including two executive sessions with only the Compensation Committee members present. The chair of the Compensation Committee sets the meeting dates and agenda for the committee. During these meetings, the Compensation Committee:

▪	Held an executive session to discuss the 2011 performance of the Chief Executive Officer. In accordance with the Compensation Committee charter, Compensation Committee Chairman Cader Cox distributed an evaluation to all outside directors, and then collected and compiled the results of the evaluations. He presented the summarized and aggregated results for review by the Compensation Committee;
▪	Approved Mr. Smith’s 2012 base salary of $304,000, and target incentive compensation of $296,250, representing no change from his 2011 compensation;
▪	Approved Mr. Smith’s 2012 Long-Term Incentive Plan;
▪	Reviewed and approved Capital City Bank President Thomas A. Barron’s 2012 base salary of $252,000, and target incentive compensation of $239,000 and Chief Financial Officer J. Kimbrough Davis’s 2012 base salary of $243,800 and target incentive compensation of $123,000. Mr. Barron’s and Mr. Davis’s total target incentive compensation remained unchanged from 2011;
▪	Reviewed total compensation for 12 senior managers, including a review of incentive plans and relative risk to the Company;
▪	Reviewed executive perquisites and found them to be reasonable;
▪	Reviewed stock ownership positions for all senior managers and directors;
▪	Reviewed and recommended no changes to director compensation for 2013; and
▪	Discussed strategic compensation issues, including a review of the current design and expense of the Company’s defined benefit pension plan.

Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement 19

Compensation Philosophy

In early 2009, and reaffirmed in 2012, the Compensation Committee, with Board approval, adopted the compensation philosophy and set the following compensation objectives:

▪	Target base salaries for our senior executives at the 50th percentile of our selected peer group of banks unless an exemption is stated by the Compensation Committee due to performance, experience, or market demand;
▪	Position direct compensation (salary, cash and equity compensation) of our senior executives at the 75th percentile of our selected peer group of banks dependent upon our performance to attract top talent and to recognize exceptional performance by management;
▪	Target variable (pay for performance) compensation to at least 30% of total compensation mix; and
▪	Continue, over time, the alignment of senior management’s interest with that of shareowners (the percentage of equity compensation should increase relative to total incentive compensation).

We discuss the composition of our peer group and our benchmarking practices in further detail below.

Executive Compensation Policy Decisions

The Compensation Committee has adopted a number of policies to further the goals of our executive compensation program, particularly with respect to strengthening the alignment of our executives’ interests with our shareowners’ long-term interests. Further, the Compensation Committee believes the policies set forth below are effective based on the stability of our management team and our ability to attract talent from outside the Company.

Stock Ownership Expectations. We maintain stock ownership expectations for all senior managers, including our executive officers. Under current guidelines, all senior managers are expected to own shares of our common stock equal in value to at least two times their annual base salary; Mr. Barron and Mr. Davis are expected to own shares of our common stock equal in value to at least three times their annual base salary; and Mr. Smith is expected to own shares of our common stock equal in value to at least five times his annual base salary. Compliance is expected within six years of becoming a senior manager or executive officer.

The Compensation Committee has determined that as of December 31, 2012, all executive officers have met our share ownership expectations and all other senior managers covered by this program are making significant strides in meeting the ownership expectations.

Stock Options. We ceased granting stock options in 2007.

Prohibition on Repricing Stock Options. By the terms of the 2011 Associate Incentive Plan, which is the only plan we may use to grant stock options, repricing stock options is prohibited without shareowner approval.

Employment Agreements and Severance Agreements. We believe the employment of our executive officers should remain “at will.” Therefore, none of ourexecutive officers have employment agreements or severance agreements with us.

We do not have clawback provisions in any compensation arrangement, nor do we consider past compensation in setting future compensation.

Compensation Program Design

Compensation Framework. We design our specific compensation elements based on the following:

▪	Performance: We believe that the best way to accomplish alignment of compensation plans with the participants’ interests is to link pay directly to individual and Company performance.
▪	Competitiveness: Compensation and benefits programs are designed to be competitive with those provided by companies with whom we compete for talent. Benefits programs are not based on performance.

20 Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement

▪	Cost: Compensation and benefit programs are designed to be cost-effective and affordable, ensuring that the interests of our shareowners are considered.
▪	Comparator Group: The relevant comparator group for compensation and benefits programs consists of commercial banks and thrifts with a geographic footprint or asset base similar to ours.

Specific Compensation Elements. Our executive compensation program is comprised of four discrete elements:

▪	Base salary
▪	Incentive compensation
▪	Benefits and perquisites
▪	Post-termination compensation and benefits

Benchmarking. We use benchmarking as a method to understand what similar positions pay in similar organizations. In setting 2012 executive management compensation, we used SNL Financial’s 2011 Executive Compensation Review which compiled executive compensation information from publicly available sources. We utilized the Capital City Bank Group peer group identified in SNL Financial’s 2011 Executive Compensation Review. The peer group was based on their similarities to us relative to our asset size, performance, and markets served. At the time the members of the peer group were selected, each member was a publicly traded company. (See chart below for the names of the financial institutions in our selected peer group as well as their asset size and net income.)

Approximately 40% of the peer group includes institutions that serve the same geographic region as we do. Benchmarking is the primary tool we use to set executive compensation; however, we also review individual performance and industry trends in terms of increases to executive compensation. For Mr. Smith, we also undertake a 10-year historical compensation review.

The compensation peer group is not identical to the peer group used to measure company performance, due to difficulty in gathering compensation data from nonpublic companies. Company performance data can be gathered from financial institution call reports for public and nonpublic financial institutions. However, many of the institutions represented on the compensation peer group are included in the Company performance peer group.

Financial Institution	Total Assets ($ in thousands)(1)	Net Income (loss) ($)(1)
Ameris Bancorp	2,972,168	(3,989,000)
CenterState Banks of Florida, Inc	2,062,924	(5,938,000)
City Holding Company	2,637,295	38,960,000
Green Bankshares	2,406,040	(51,000,000)
Hampton Roads Bankshares	2,900,156	(211,339,000)
Seacoast Banking Corp.	2,016,381	(36,950,000)
StellerOne Corp.	2,940,442	9,765,000
TIB Financial Corp.	1,756,866	(2)
Virginia Commerce Bancorp	2,741,648	16,540,000
Yadkin Valley Financial	2,300,594	(3,193,000)
(1) All data for fiscal year end 2010, which was the latest available data when we set 2012 compensation in 2011 (2) TIB Financial Corp. merged with Capital Bank

Impact on Say-on-Pay Vote. We provide our shareowners with the opportunity to cast an advisory vote on executive compensation (“Say-on-Pay”) every three years. At our Annual Meeting in 2011, out of the 13,019,106 votes cast (excluding abstentions and broker non-votes), our shareowners cast 12,935,827 shares, or 99.4%, “For” approval of our executive compensation. The Compensation Committee believes this vote affirmed shareowners’ support of our approach to executive compensation. We did not change our approach in 2012. The Compensation Committee will continue to consider the outcome of the Say-on-Pay votes when making future compensation decisions for the named executive officers.

Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement 21

Discussion of Specific Compensation Elements

Base Salary.

Our compensation philosophy guideline is to target base salaries at the 50th percentile of our peer group; however, superior performance may warrant a base salary to exceed the target. Our Compensation Committee believes that this target level will allow us to attract and retain the talent necessary to achieve our performance goals. The base salaries for the named executive officers are determined by analyzing available market data as well as taking into account the experience and performance of the individual. In 2012, none of our named executive officers received an increase in their base salary primarily due to economic factors, rather than performance of the named executive officers. Mr. Smith’s base salary is 24% below the 50th percentile base salary of our peer group. His relatively low base salary is not reflective of his performance or experience level. It has been historically low compared to our peer group benchmark and the Compensation Committee continues to place great emphasis on bringing Mr. Smith’s base salary in line with the stated target level. Mr. Barron’s base salary was 6% below the 50th percentile and Mr. Davis’s base salary was 7% above the 50th percentile.

Incentive Compensation.

In addition to their base salary, each named executive officer has the opportunity to earn annual incentive compensation. The Compensation Committee believes a competitive overall compensation package should include incentive compensation in the form of both cash and equity awards. The Compensation Committee believes target incentive compensation equal to or greater than 30% of total compensation is sufficient to change behaviors relative to performance. As a result, we believe our total incentive-based compensation target of 30% of total compensation is appropriate.

The target awards for incentive compensation are set relative to each executive’s cash compensation against the peer group. Mr. Smith’s base and cash incentive placed him well below the 75th percentile for total cash compensation. Mr. Barron’s base and cash incentive placed him well below the 75th percentile and Mr. Davis’s base and cash incentive placed him at the 75th percentile for total cash compensation, relative to their respective peer groups. In 2012, Mr. Smith’s targeted incentive compensation was 49% of his total compensation, Mr. Barron’s was 49% and Mr. Davis’s was 34%. We believe the differences of potential impact each executive officer has on our performance warrants differences on how much compensation is at risk.

Mr. Smith’s total target incentive compensation of $296,250 is comprised of 50% cash and 50% equity. Mr. Barron’s total target incentive compensation of $239,000 is comprised of 60% cash and 40% equity. Mr. Davis’s total target incentive compensation of $123,000 is comprised of 60% cash and 40% equity. The different target levels of compensation among the executive officers are designed to reflect the different levels of responsibility of our executive officers.

Cash Incentives. Cash incentives for each of the named executive officers are based primarily on individual/divisional performance. In 2012, Mr. Smith received a payout of $55,547 under his cash incentive plan, representing 37.5% of his target, based on four distinct but equally weighted goals, including our Million Dollar Mission, lowering the level of non-performing assets to no more than $85 million, achieving performing loans at a level greater than $1.56 billion, and achieving an annual earnings goal of $7 million. Our Million Dollar Mission was a profit enhancement initiative focused on increasing non-interest income and decreasing non-interest expense collectively by at least $1 million. Mr. Barron received a payout of $74,128, representing 51.7% of his target. Mr. Barron’s payout was based on three distinct goals including the Million Dollar Mission and lowering the level of non-performing assets to no more than $85 million. The payout under the third goal, whether and to what extent the managers who directly report to him meet their own Company-determined performance goals, is based on an average of his direct reporting managers’ payouts under the plan. Each reporting manager has divisional goals specific to each manager. Mr. Davis received a payout of $84,032, representing 113.5% of his target. Mr. Davis’s payout was based on four distinct goals: Million Dollar Mission, lowering the level of non-performing assets to no more than $85 million, meeting budgeted non-credit related expenses of no more that $118 million, and a payout based on an average of his direct reporting managers’ payouts under the plan.

22 Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement

Stock-Based Incentive Plan. The Stock-Based Incentive Plan is a performance-based equity bonus plan in which selected members of management, including all named executive officers, are eligible to participate. The Stock-Based Incentive Plan is administered under our 2011 Associate Incentive Plan. It is our general policy to award cash awards to our executive officers for superior individual/divisional performance and equity awards for superior company performance. The Compensation Committee believes the equity component of our incentive compensation package creates ownership in the Company and aligns the goals of our shareowners and named executive officers because it incentivizes our named executive officers to focus on improving long-term performance. The Stock-Based Incentive Plan consists of performance shares, as well as a tax supplement bonus paid in cash, and is designed to align the economic interests of management with that of our shareowners.

Under the Stock-Based Incentive Plan, all participants were eligible to earn an equity award tied to achievement of four distinct, but equally weighted objectives (a) total earnings of greater than $7 million; (b) achievement of the Million Dollar Mission; (c) performing loans greater than $1.56 billion and (d) non-performing assets less than $85 million. Depending on performance, payouts under the plan could have ranged from 0% to 150%.

One of four goals was achieved. Million Dollar Mission paid out at 150% under the 2012 Stock-Based Incentive Plan. In 2012, the named executive officers were eligible to receive the following shares:

Name	100% Payout	Maximum Payout	2012 Actual Payout
William G. Smith, Jr.	12,676	19,014	4,754
Thomas A. Barron	8,181	12,272	3,068
J. Kimbrough Davis	4,193	6,290	1,573

The total economic value of the award for each named executive officer is set as a percentage of total incentive compensation. The total economic value of the target award includes the value of eligible shares at 100% payout and an estimated tax supplement bonus of 31% of the value of the performance shares. The formula used a stock price of $8.92 to arrive at the number of performance shares. The price was derived based on the average high and lows of the previous 10 trading days from date of grant (February 21, 2012). This formula was set by the terms of the 2011 Associate Incentive Plan.

Performance shares earned under the Stock-Based Incentive Plan are issued in the calendar quarter following the calendar year in which the shares were earned. Generally, any performance shares earned are awarded in February. Participants will also receive a cash payment equal to 31% of the market value of the performance shares at the time of issue as a tax supplement bonus. We believe it is appropriate to pay a tax supplement bonus because it allows the associate to retain all of the shares he or she receives, rather than having to sell a portion of the shares to satisfy any tax obligation. Having the associate retain shares supports our philosophy of ownership expectations, which aligns the interest of our officers with that of the shareowner.

Long-term Incentive Plan - Compound Annual Growth Rate in Diluted EPS. The Compensation Committee awards Mr. Smith performance shares as provided in the 2011 Associate Incentive Plan (or the predecessor plan). This plan is designed to more closely correlate CEO compensation with the long-term growth of the Company. Pursuant to this three-year plan, which is adopted each year to allow for the annual adoption of rolling three year goals, we agree to award performance shares with an economic value equivalent ranging from $0 - $500,000, including a 31% tax supplement bonus after the conclusion of the three-year performance period.

In 2011, the first year of the plan, the plan provided for a “phase in” period where we set goals to allow for possible payouts for each of the next three years (2011, 2012, and 2013). The 2011 “phase in” plan provides for a target award of $250,000 based on the Company earning $0.47 per share. In 2012, the second possible award of the “phase in” plan, the target award goal was a 10% one-year compound annual growth rate in diluted earnings per share. In 2013, the last possible award of the three year “phase in” plan, the target award goal is a 10% two-year compound annual growth rate in diluted earnings per share. The 2011 target award of $0.47 per share serves as the base amount to calculate the compounded annual growth rate in diluted earnings per share for 2012 and 2013. In no event will an award be earned in any year when the Company incurs a net loss. For 2012 , no award would have been earned if actual performance was below $0.51 per share. A maximum award of $500,000 would have been earned if the compound annual growth rate in diluted earnings per share equaled or exceeded 12.5%, the maximum performance level. Mr. Smith did not earn an award in 2012 because the Company earned less than $0.51 per share.

Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement 23

Starting in 2012, each annual three-year plan will have one possible payout three years from the date of grant. For the 2012 plan (with a possible payout in 2015 based on 2012-14 performance), there is a target award of $250,000 based on achieving a goal of a 10% three-year compound annual growth rate in diluted earnings per share using $0.29 per share (2011 earnings) as the base amount. A maximum award of $500,000 would be earned if the compound annual growth rate in diluted earnings per share equaled or exceeded 12.5%, the maximum performance level.

Benefits and Perquisites.

Determining Benefit Levels. Benefit levels are reviewed periodically to ensure that the plans and programs provided are competitive and cost-effective for us, and support our human capital needs. Benefit levels are not tied to company, business area or individual performance.

Perquisites. We provide our named executive officers with perquisites that we believe are reasonable, competitive and consistent with our overall executive compensation program. The value of the perquisites for each named executive officer in the aggregate is less than $10,000.

Health, Dental, Disability and Life Insurance Coverage. The core insurance package for our named executive officers and senior management team includes health, dental, disability and basic group life insurance coverage. Our named executives and senior management participate in these benefits on the same basis as our other associates.

Paid Time-Off Benefits. We provide vacation and other paid holidays to all associates, including our named executive officers and senior management team, which are comparable to those provided at similarly sized financial institutions.

Post-Termination Compensation and Benefits.

We provide retirement benefits to named executive officers and senior management through a combination of qualified (under the Internal Revenue Code) and nonqualified plans.

Retirement Plan. The Retirement Plan is a tax-qualified, noncontributory defined benefit plan intended to provide for an associate’s financial security in retirement. All full-time and part-time associates with 1,000 hours of service annually are eligible for the Retirement Plan.

401(k) Plan. The 401(k) plan provides associates the opportunity to save for retirement on a tax-favored basis. For associates hired after January 1, 2002, the associates receive a reduced pension benefit under the Retirement Plan and a 50% matching contribution under the 401(k) Plan. This change was intended to be cost-neutral. Executives may elect to participate in the 401(k) Plan on the same basis as our other similarly situated associates. No named executive officers are currently eligible for the company-sponsored match.

Supplemental Executive Retirement Plan. Each of our named executive officers participates in our Supplemental Executive Retirement Plan (“SERP”), a nonqualified plan which provides benefits in excess of the Retirement Plan. The SERP is designed to restore a portion of the benefits Messrs. Smith, Barron, and Davis would otherwise receive under our Retirement Plan, if these benefits were not limited by U.S. tax laws. This more closely aligns the benefits of Messrs. Smith, Barron, and Davis with those of other Retirement Plan participants. We have no obligation to fund the SERP, but accrue for our anticipated obligations under the SERP on an annual basis.

Impact of Regulatory Requirements

Tax Deductibility of Compensation.

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a publicly traded company may deduct for compensation paid to an executive officer who is employed on the last day of the fiscal year. “Performance-based compensation” is excluded from this $1 million limitation. A compensation arrangement will not qualify as “performance-based compensation” if the payment to the executive is triggered by termination, whether that be by the company without cause or by the executive due to good reason or retirement. In general, our policy is to provide compensation that we may fully deduct for income tax purposes. However, in order to maintain ongoing flexibility of our compensation programs, our Compensation Committee may from time to time approve annual compensation that exceeds the $1 million limitation. We recognize that the loss of the tax deduction may be unavoidable under these circumstances.

24 Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement

Federal Reserve and FDIC Guidance.

In June 2010, the Federal Reserve issued final comprehensive guidance regarding the manner in which banks and bank holding companies pay incentive compensation. In accordance with the final guidance, all banking organizations supervised by the Federal Reserve are required to review the incentive compensation arrangements of: senior executive officers and others responsible for oversight of company-wide activities or material business lines; individual employees, including nonexecutive employees, whose activities may expose the bank to material amounts of risk; and groups of employees who are subject to the same or similar incentive compensation arrangements and who, in the aggregate, may expose the bank to material amounts of risk. Our Compensation Committee has conducted a review to ensure that compensation is structured in a manner so as not to encourage excessive risk-taking.

In April 2011, as a result of the Dodd-Frank Act, the federal banking regulators issued a proposed rule which, if adopted, could affect incentive-based compensation for the Company’s executives. The proposed rule, among other things, would prohibit certain types of incentive-based compensation including (i) compensation which would be unreasonable or disproportionate to the individual’s services (excessive compensation) and (ii) compensation that would encourage inappropriate risk taking that could lead to a material loss. The Compensation Committee is monitoring the progress of the proposed rule. The final rule has not yet been adopted.

Conclusion

The Compensation Committee believes the philosophy and objectives set forth have allowed us to attract and retain talent needed to deliver above average shareowner return. We believe that by tying incentive-based pay to Company performance, behaviors are changed and management focus is placed on strategic objectives of the Company. This philosophy, along with the stock ownership expectations and current levels of ownership by our senior management, aligns the interests of management with that of shareowners. We believe our compensation philosophy and objectives have been successful in attracting and retaining qualified executives with capabilities that enable the Company to achieve or exceed its long-term performance targets.

COMPENSATION COMMITTEE REPORT

We, as a Compensation Committee, have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K included in this Proxy Statement. Based on that review and discussion, we have recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

2012 Compensation Committee

Cader B. Cox, III (Chair)

DuBose Ausley

J. Everitt Drew

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following non-associate directors were the members of the Compensation Committee of the Board of Directors during 2012: Cader B. Cox, III (Chair), DuBose Ausley, and J. Everitt Drew. None of the members of the Compensation Committee was an officer or an employee of ours or any of our subsidiaries in 2012. None of the members of the Compensation Committee was ever an officer of ours except Mr. Ausley, who was our Chairman from 1982 to 2003, but not our Chief Executive Officer or President. Mr. Ausley has not received a salary for serving as our Chairman since 1998. In addition, there were no “compensation committee interlocks” during 2012.

Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement 25

INFORMATION ABOUT EXECUTIVE COMPENSATION

Summary Compensation Table for 2012, 2011, and 2010

The following summary compensation table shows compensation information for our principal executive officer, principal financial officer, and our president (the only other executive officer whose total compensation exceeded $100,000) for the fiscal year ended December 31, 2012.

We have no employment agreements with our named executive officers. Amounts listed under column (g), “Nonequity Incentive Plan Compensation” are determined by the Compensation Committee at its first meeting following the year in which the compensation is earned and paid to the executives shortly after such determination is made.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
William G. Smith, Jr. Chairman, President, and Chief Executive Officer	2012	304,000	0	42,406	0	55,547	520,518	17,637	940,108
	2011	304,000	37,314	0	0	86,645	387,506	1,032	816,497
	2010	285,000	0	0	0	182,046	380,927	1,118	849,091
Thomas A. Barron President, Capital City Bank	2012	252,000	0	27,367	0	74,128	454,074	12,303	819,872
	2011	252,000	24,082	0	0	71,027	362,674	1,032	710,815
	2010	245,000	0	0	0	103,248	356,527	1,118	705,947
J. Kimbrough Davis Executive Vice President and Chief Financial Officer	2012	243,800	0	14,031	0	84,032	409,969	6,526	758,358
	2011	243,800	12,344	0	0	91,379	311,433	1,032	659,988
	2010	239,000	0	0	0	70,433	195,269	1,204	505,906

(1)	The amount in column (d) for 2011 reflects a special discretionary bonus paid in January 2012 to all of our associates, including the named executive officers.
(2)	The amounts in column (e) reflect the grant date fair value of awards computed in accordance with SEC rules. Values for awards subject to performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. A discussion of the assumptions used in calculating the award may be found in Note 10 to our audited consolidated financial statements for the fiscal year ended December 31, 2012 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.
(3)	The amounts in column (g) reflect the cash awards to the named individuals under the Cash Bonus Plan, which is discussed in further detail on page 22 under the heading “Cash Incentives.” For Mr. Smith, awards were earned out at 37.50%, 58.49%, and 122.9% of the target awards for 2012, 2011, and 2010, respectively. Mr. Smith declined his award in 2010. For Mr. Barron, awards were paid out at 51.70%, 49.67%, and 72.09% of the target awards for 2012, 2011, and 2010, respectively. For Mr. Davis, awards were paid out at 113.50%, 123.49%, and 95.18% of the target awards for 2012, 2011, and 2010, respectively.
(4)	The amounts in column (h) reflect the actuarial increase in the present value of the named executive officer’s benefits under all pension plans established by us determined using the assumptions consistent with those used in our financial statements, which are discussed in further detail on page 29 under the heading “Pension Benefits.”
(5)	The amount shown in column (i) reflects for each named executive officer a life insurance premium and any tax supplement bonus paid. The tax supplement bonus paid in 2012 was $16,605, $11,271, and $5,494 for Messrs. Smith, Barron, and Davis, respectively.

26 Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement

Grants of Plan-Based Awards in 2012

As discussed in the Compensation Discussion and Analysis, cash bonus plan payouts and performance share units are granted only when we achieve Board approved established levels of performance.

			Estimated Possible Payouts Under Nonequity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	($)
William G. Smith, Jr.	Cash	N/A	0	148,125	296,250	—	—	—	—
	Stock	2/21/12	—	—	—	0	12,676	19,014	42,406
	LTIP(1)	2/21/12	—	—	—	$ 0	$ 250,000	$ 500,000	0
Thomas A. Barron	Cash	N/A	0	143,400	286,800	—	—	—	—
	Stock	2/21/12	—	—	—	0	8,181	12,272	27,367
J. Kimbrough Davis	Cash	N/A	0	74,000	148,000	—	—	—	—
	Stock	2/21/12	—	—	—	0	4,193	6,290	14,031
(1)	Represents the long-term incentive plan pursuant to which we award performance shares with an economic value equivalent ranging from $0 - $500,000, including a 31% tax supplement bonus. The plan has a target award of $250,000 and a maximum award of $500,000. The target award is based on the Company earning $0.01 per share in 2015. The award is based on compounded growth in diluted earnings per share. The number of performance shares that can be earned is calculated based on the average high and lows of the previous 10 trading days from date of grant (February 21, 2012). The formula is set by the terms of the 2011 Associate Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End 2012

The following table provides information on outstanding equity awards for our executive officers named in the Summary Compensation Table at the end of 2012. We ceased granting stock options in 2007.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) (b)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Grant Date (f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2) (h)
	Exercisable	Unexercisable
William G. Smith, Jr.	23,138	0	—	32.96	3/12/14
	37,246	0	—	32.69	3/14/15
						2/22/11	30,100	342,237
						2/21/12	42,790	486,522

(1)	This column reflects performance shares granted in 2011 and 2012. These shares are conditioned upon a component of an equity security (compounded growth in diluted earnings per share) performance during a three-year cycle. An award, if earned, will be determined and be paid following the performance period.
(2)	The dollar amounts shown in this column are determined by multiplying (x) the number of performance shares shown in Column (g) by (y) $11.37 (the closing price of the Company’s common stock on December 31, 2012, the last trading day of the Company’s fiscal 2012).

Option Exercises

None of our named executive officers exercised stock options during the 2012 fiscal year.

Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement 27

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The amount of compensation (if any) that is payable to our named executive officers upon termination of employment depends on the nature and circumstances under which employment is ended.

Change in Control

In the event of a change in control, our named executive officers will be credited with an additional two years of credited service for purposes of computation of retirement benefits payable under the SERP. Accrued benefits based upon normal retirement are payable to the named executive officer upon a change in control. A “change in control” under the SERP means the sale of substantially all of our assets, a change in share ownership of greater than 50% within a 24-month period, or any other determination of change in control made by our Board of Directors.

In the event of a change in control, our named executive officers would not receive any additional benefit under the qualified Retirement Plan but would have the same benefits as any associate who separates employment with the Company.

We have no post-employment compensation programs designed to provide benefits upon our change in control, other than those discussed above.

Payments Upon Termination of Employment

Voluntary Termination. If a named executive officer voluntarily resigns from our employment, no amounts are triggered under the Cash Bonus Plan or the Stock-Based Incentive Plan. The executive may be entitled to receive benefits from the Retirement Plan and the SERP to the extent those benefits have been earned under the provisions of the plans and the executive officer has met the vesting requirements of the plans. In addition, the executive would be entitled to receive any amounts voluntarily deferred (and the earnings on deferrals) under the 401(k) Plan.

Early Retirement. As of December 31, 2012, Messrs. Smith, Barron, and Davis are eligible for early retirement as defined by the Retirement Plan and the SERP. As such, each may be entitled to receive benefits from the Retirement Plan and SERP to the extent those benefits have been earned under the provisions of the plans.

Death. If a named executive officer dies while employed by us, the Retirement Plan and the SERP will provide benefits to the heirs of the deceased executive. The benefits are of the same value as those provided for a voluntary termination or early retirement as applicable.

Involuntary Termination with or without Cause. If a named executive officer’s employment is involuntarily terminated, the executive may be entitled to receive benefits from the Retirement Plan and the SERP to the extent those benefits have been earned under the provisions of the plans and the executive officer has met the vesting requirements of the plans. In addition, the executive would be entitled to receive any amounts voluntarily deferred (and the earnings on deferrals) under the 401(k) Plan.

Disability. In the event that a named executive officer becomes disabled on a long-term basis, the executive officer’s employment by us would not necessarily terminate. Therefore, we do not disclose any such amounts in the table below. If a named executive officer becomes disabled under the terms of the Retirement Plan or the SERP, the executive will continue to accrue a retirement benefit until the earliest of recovery, death or retirement. This benefit cannot be paid as a lump sum distribution.

28 Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement

Payment Tables

Each named executive officer would have received the following payments had his employment terminated on December 31, 2012 under the following triggering events:

Name	Compensation Components	Change in Control (1)	Voluntary Termination (1)	Early Retirement (1)	Death (1)	Disability (2)	Involuntary Termination (1)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
William G. Smith, Jr.	Retirement Plan	$ 2,202,268	$ 2,202,268	$ 2,202,268	$ 2,202,268	$ 16,667	$ 2,202,268
	SERP	1,585,210	1,585,210	1,585,210	1,585,210	4,784	1,585,210
Thomas A. Barron	Retirement Plan	2,470,804	2,470,804	2,470,804	2,470,804	16,667	2,470,804
	SERP	1,210,735	1,210,735	1,210,735	1,210,735	1,670	1,210,735
J. Kimbrough Davis	Retirement Plan	1,977,659	1,977,659	1,977,659	1,977,659	16,345	1,977,659
	SERP	404,732	404,732	404,732	404,732	1,085	404,732
(1)	Lump Sum. Lump sum payments are determined as of December 31, 2012 using the Retirement Plan’s applicable basis, namely, the mortality table found in Revenue Ruling 2008-85 and a three segment yield curve using rates specified in Revenue Notice 2011-100, which are 1.99% for the first 5 years, 4.47% for the next 15 years, and 5.26% thereafter. Under the Retirement Plan and the SERP, lump sum payments are triggered upon a change in control, voluntary termination, retirement, death, and involuntary termination. No further benefits would be payable after the lump sum payment is made.
(2)	Annuity Payments. In the event that a named executive officer becomes disabled on a long-term basis, the named executive officer would receive annuity payments beginning at age 65. These payments coordinate with our long-term disability program.

PENSION BENEFITS

Retirement Plan

The key provisions of the Retirement Plan are as follows:

Monthly Benefit. Participants with a vested benefit will be eligible to receive the following retirement benefits each month for the rest of their lives beginning at age 65:

▪	1.90% of final average monthly compensation multiplied by years of service after 1988 (limited to 30 years), plus
▪	0.40% of final average monthly compensation in excess of $2,000 multiplied by years of service after 1988 (generally limited to 30 years), plus
▪	the monthly benefit accrued as of December 31, 1988 updated for salary increases since 1988

Total benefits are limited by the Internal Revenue Code. In 2012, the limit was $200,000 per year or $16,667 per month. Additional provisions may apply for participants who were hired after January 1, 2002 or who worked for a bank that we acquired.

Final Average Monthly Compensation. The final average monthly compensation is the average of the highest five consecutive years of W-2 earnings (plus 401(k) deferrals) within the previous 10 years. Compensation is limited to the limits described in the Internal Revenue Code, which was $250,000 per year (or $20,833 per month) for 2012.

Beginning in 2008, the value of equity awarded under any of our incentive compensation plans has been included in the average monthly compensation. Effective January 1, 2012, the final average monthly compensation is the average of the highest five years of W-2 earnings (plus 401(k) deferrals) within the previous 10 years, regardless of whether the years occur consecutively.

Vesting. Participants become vested after reaching five years of service.

Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement 29

Early Retirement Benefits. Participants may elect to retire prior to their Normal Retirement Date.

Reduced Retirement: If participants are at least age 55 and have at least 15 years of service, then they may commence benefits early on a reduced basis. The monthly benefit will be calculated using the benefit formula described above, reduced 6.67% times the number of years (up to five) that the benefit commencement date precedes the normal retirement date, and 3.33% times any additional years (up to five).

Unreduced Retirement: If participants are at least age 61 and have at least 30 years of service, then they may commence benefits early on an unreduced basis. The monthly benefit will be calculated using the benefit formula described above, reduced 6.67% times the number of years (up to five) that the benefit commencement date precedes the later of age 61 or 30 years of service, and 3.33% times any additional years (up to five).

Form of Payment. Participants may receive their pension benefit as an annuity or as a lump sum.

SERP

In general, the plan provisions for the SERP are identical to the provisions of the Retirement Plan, except the benefits are calculated without regard to the limits set by the Internal Revenue Code on compensation and benefits. The net benefit payable from the SERP is the difference between this gross benefit and the benefit payable by the Retirement Plan. The SERP limits gross benefits to 60% of final average monthly compensation. As a general rule, we do not grant extra years of service under the SERP. Exceptions may occur in limited instances such as a mid-career hire.

2012 Pension Benefit Table

The following table shows the years of credited service, present value of the accumulated benefit for the named executive officers as of December 31, 2012, assuming payment at age 61, and payments made during the last fiscal year.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
William G. Smith, Jr.	Retirement Plan	34	2,298,254	0
	Supplemental Executive Retirement Plan	34	1,662,340	0
Thomas A. Barron	Retirement Plan	38	2,593,201	0
	Supplemental Executive Retirement Plan	38	1,250,316	0
J. Kimbrough Davis	Retirement Plan	31	2,073,097	0
	Supplemental Executive Retirement Plan	31	426,333	0
(1)	Because the pension amounts shown in the Summary Compensation Table and the Pension Benefits Table are projections of future retirement benefits, numerous assumptions must be applied. In general, the assumptions should be the same as those used to calculate the pension liabilities in accordance with U.S. GAAP on the measurement date, although the Security and Exchange Commission permits certain exceptions. The assumptions we use are described in Note 12 of our financial statements in the Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Security and Exchange Commission. As described in such note, the discount rate assumption is 4.25%. The accumulated benefit is based on service and W-2 earnings (plus 401(k) deferrals, as described above) considered by the plans for the period through December 31, 2012. We also assumed that for the Retirement Plan, 80% of participants would elect to receive a lump sum and 20% of participants would elect to receive an annuity. For the SERP, we assumed 100% of participants would elect a lump sum. We used a 4.25% interest rate for any lump sum payments. The post-retirement mortality assumption is based on the prescribed mortality assumption under IRC 430(h)(3)(A) using static tables with separate mortality for annuitants and nonannuitants. The changes in the pension values shown in the Summary Compensation Table are determined as the change in the values during the fiscal year (including the impact of changing assumptions from the prior fiscal year). The amendment described in the definition of Final Average Monthly Compensation has been reflected in the values shown above. This is consistent with the amendment’s treatment in the Bank’s disclosures of the pension plans as of December 31, 2012.

30 Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee, which operates under a written charter adopted by the Board of Directors, monitors the Company’s financial reporting process on behalf of the Board of Directors. This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during 2012 and particularly with regard to the Company’s audited consolidated statements of financial condition as of December 31, 2012 and 2011, and the related statements of income, changes in shareowners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012.

The Audit Committee believes that it has taken the actions necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with Ernst & Young their judgments as to quality (rather than just the acceptability) of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee discussed with Ernst & Young, the auditor’s independence from management and the Company, including the written disclosures, letter, and other matters required of Ernst & Young by the Public Company Accounting Oversight Board.

Additionally, the Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

2012 Audit Committee:

Frederick Carroll, III, (Chair)

J. Everitt Drew

John K. Humphress

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these Acts.

PROPOSAL NO. 2 - RATIFICATION OF AUDITORS

Appointment of Auditor

Our Audit Committee expects to appoint Ernst & Young LLP as our independent auditor for the 2013 fiscal year. Shareowner ratification of the appointment of Ernst & Young as our independent public accountants is not required by our Bylaws or other applicable legal requirement. However, the Board is submitting the expected appointment of Ernst & Young to the shareowners for ratification as a matter of good corporate practice. If the shareowners fail to ratify the expected appointment of Ernst & Young LLP, the Audit Committee will reconsider whether or not to retain that firm. Even if the expected appointment of Ernst & Young LLP is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our and our shareowners’ best interests.

Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement 31

Representatives of Ernst & Young may attend the 2013 Annual Meeting and, if in attendance, will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

The proposal to ratify the expected appointment of Ernst & Young as independent auditors will be approved if the votes cast by the shareowners present, or represented, at the Annual Meeting and entitled to vote on the matter favoring this proposal exceed the votes cast in opposition to the proposal.

The Board of Directors unanimously recommends a vote “FOR” ratification of the expected appointment of Ernst & Young as independent auditor for the 2013 fiscal year.

AUDIT FEES AND RELATED MATTERS

FEES PAID TO PRINCIPAL ACCOUNTANTS

The following table represents aggregate fees, including out-of-pocket expenses, paid or to be paid to Ernst & Young for the 2012 and 2011 fiscal years.

	2012	2011
Audit Fees	$ 740,000	$ 1,070,825
Audit-Related Fees	20,900	22,726
Tax Fees	221,670	160,820
All Other Fees	—	—
Total	$ 982,570	$ 1,254,371

Audit fees primarily represent amounts billed to us for auditing our annual consolidated financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), HUD Audits, reviewing the financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings. Tax fees are fees related to the preparation of our original and amended tax returns, claims for refunds, and tax planning. Tax fees include $89,600 and $82,000 for tax compliance services in 2012 and 2011, respectively. Total 2012 and 2011 fees include $82,125 and $79,351 in out-of-pocket expenses, respectively.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NONAUDIT SERVICES OF INDEPENDENT AUDITOR

The Audit Committee’s policy is to pre-approve all audit and nonaudit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to 12 months from the date of pre-approval, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval policy and the fees for the services performed to date. The Audit Committee pre-approved all audit and nonaudit services provided by Ernst & Young.

The Audit Committee has determined that the nonaudit services provided by Ernst & Young during the fiscal year ended December 31, 2012 were compatible with maintaining their independence.

32 Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement

OTHER MATTERS

ANNUAL REPORT

We filed an annual report for the fiscal year ended December 31, 2012, on Form 10-K with the U.S. Securities and Exchange Commission. Shareowners may obtain, free of charge, a copy of our annual report on Form 10-K by writing to our Corporate Secretary at our principal offices.

HOUSEHOLDING

We have adopted a procedure approved by the Securities and Exchange Commission known as “householding.” Under this procedure, shareowners of record who have the same address and last name will receive only one set of proxy materials, unless one or more of these shareowners notifies our transfer agent that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. If you wish to receive your own copy of these materials, you may contact our transfer agent, American Stock Transfer & Trust Company, in writing, by telephone, or on the Internet:

American Stock Transfer & Trust Company

59 Maiden Lane, Plaza Level

New York, NY 10038

(800) 937-5449 (U.S. and Canada)

(718) 921-8124 (International)

www.amstock.com

If you are eligible for householding, but you and other shareowners of record with whom you share an address currently receive multiple copies of our Notice of Annual Meeting, Proxy Statement, and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each document for your household, please contact our transfer agent as indicated above. Beneficial owners can request information about householding from their banks, brokers, or other holders of record.

SHAREOWNER PROPOSALS

Shareowner proposals that are to be included in the Proxy Statement for the 2014 meeting must be received by November 7, 2013. Shareowner proposals for the 2014 meeting that are not intended to be included in the Proxy Statement for that meeting must be received by January 21, 2014, or the Board of Directors can vote the proxies in its discretion on the proposal. Proposals must comply with the proxy rules and be submitted in writing to J. Kimbrough Davis, Corporate Secretary, at our principal offices.

DIRECTOR NOMINATIONS

Any shareowner entitled to vote generally in the election of directors may recommend a candidate for nomination as a director. A shareowner may recommend a director nominee by submitting the name and qualifications of the candidate the shareowner wishes to recommend, pursuant to Article VII of our Articles of Incorporation, to Corporate Governance and Nominating Committee of the Board of Directors, c/o Capital City Bank Group, Inc., 217 North Monroe Street. Tallahassee, Florida 32301. To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received no earlier than 180 days and no later than 120 days prior to March 7, 2014, the first anniversary of this year’s Notice of Annual Meeting date. In other words, director nominations must be received no earlier than September 8, 2013, and no later than November 8, 2013. Recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the 10th day following the date on which notice of the special meeting was first mailed to shareowners. Recommendations meeting these requirements will be brought to the attention of the Corporate Governance and Nominating Committee. Candidates for director recommended by shareowners are afforded the same consideration as candidates for director identified by our directors, executive officers, or search firms, if any, employed by us.

Capital City Bank Group, Inc. Notice of Annual Meeting and Proxy Statement 33

CAPITAL CITY BANK GROUP, INC. ATTN: J. KIMBROUGH DAVIS 217 NORTH MONROE STREET TALLAHASSEE, FL 32301	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M54354-P33697	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	CAPITAL CITY BANK GROUP, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you
	vote FOR the following:	☐	☐	☐

Vote on Directors

1.	Election of Directors
Nominees:
01) Allan G. Bense
02) Cader B. Cox, III
03) William G. Smith, Jr.

Vote on Proposal

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as auditors of the Company for fiscal year ending December 31, 2013.					☐	☐	☐

NOTE: IN THE DISCRETION OF THE PROXIES, TO APPROVE SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS AND/OR POSTPONEMENTS OF THE MEETING.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTIONS ARE GIVEN ON THE PROXY, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2, AND AS DETERMINED BY THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY BE BROUGHT AT THE MEETING. THE UNDERSIGNED SHAREOWNER(S) HEREBY ACKNOWLEDGE(S) RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

		Yes	No

	Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M54355-P33697

CAPITAL CITY BANK GROUP, INC. 217 North Monroe Street Tallahassee, Florida 32301

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CAPITAL CITY BANK GROUP, INC.

FOR THE ANNUAL MEETING OF SHAREOWNERS APRIL 23, 2013

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or via the Internet at WWW.PROXYVOTE.COM and follow the simple instructions. Use the twelve digit Control Number shown on your proxy card.

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareowner of Capital City Bank Group, Inc. (the “Company”), Tallahassee, Florida, do hereby nominate, constitute and appoint Bethany H. Corum and Dale A. Thompson (collectively, the “Proxies”), or any one of them (with full power to act alone), my true and lawful attorneys and proxies with full power of substitution, for me and in my name, place and stead to vote all the shares of Common Stock of the Company that the shareowner signing this Proxy Card is entitled to vote at the annual meeting of its shareowners to be held at Florida State University, Turnbull Conference Center, 555 W. Pensacola Street, Tallahassee, Florida on Tuesday, April 23, 2013, at 10:00 a.m., and at any adjournments or postponements thereof, as instructed on the reverse side of this Proxy Card, and in the Proxies’ discretion, on other matters. All proxies previously given or executed by the shareowner signing this Proxy Card are herby revoked.

Continued and to be signed on reverse side